UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 01, 2025

Crinetics Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38583	26-3744114
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6055 Lusk Boulevard
San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 450-6464

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CRNX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on the Current Reports on Form 8-K filed by Crinetics Pharmaceuticals, Inc. (the “Company”) on August 8, 2024 and February 24, 2025, Marc Wilson ceased serving as the Chief Financial Officer of the Company, effective February 28, 2025, after which he remained with the Company as an employee to assist with the transition of his duties to the Company’s current Chief Financial Officer, Tobin “Toby” Schilke. On April 1, 2025, the Company entered into an Independent Consultant Agreement (the “Consulting Agreement”) with Mr. Wilson, pursuant to which Mr. Wilson resigned as an employee of the Company, effective April 1, 2025, and agreed to provide certain services to the Company regarding matters relating to accounting and finance (the “Services”), effective April 1, 2025 through April 1, 2026. The Consulting Agreement provides that it may be renewed on the same terms and conditions for an additional six-month period if mutually agreed upon by the parties in writing, or may be earlier terminated in accordance with the terms set forth therein (the term of the Consulting Agreement, including any extensions, the “Consulting Period”).

Pursuant to the Consulting Agreement, Mr. Wilson will receive compensation of $300 per hour of performing the Services as well as reimbursement for reasonable travel and out-of-pocket expenses incurred in performing the Services. In addition, in accordance with the terms of the Company’s 2015 Stock Incentive Plan (the “2015 Plan”), the Company’s 2018 Incentive Award Plan (the “2018 Plan” and, together with the 2015 Plan, the “Plans”) and the applicable award agreements thereunder, as modified pursuant to the Consulting Agreement, certain of Mr. Wilson’s outstanding equity awards will continue to vest during the term of the Consulting Agreement, provided that, if Mr. Wilson’s continued service with the Company is terminated for death, Disability or not for Cause (as such terms are defined in the 2018 Plan), any outstanding and unvested equity awards held by him that would otherwise vest through the end of the applicable Consulting Period shall automatically become vested and, if applicable, exercisable, subject to Mr. Wilson’s execution and non-revocation of a release of claims in favor of the Company. In addition, upon a Change in Control (as defined in the Plans), any outstanding but unvested equity awards held by Mr. Wilson that would otherwise vest through the end of the applicable Consulting Period will automatically vest if such awards are not assumed, substituted or continued by the acquiror and Mr. Wilson continues to provide Services following such Change in Control. Further, any vested and outstanding stock options held by Mr. Wilson as of the end of the Consulting Period will remain exercisable for three years following such date, or the original term of such stock options, if earlier, provided that all outstanding stock options shall be immediately forfeited upon Mr. Wilson’s termination for Cause. On the terms set forth in the Consulting Agreement, Mr. Wilson also agreed to a general release of all claims in favor of the Company with respect to Mr. Wilson’s departure from the Company, including under that certain Amended and Restated Employment Agreement, dated May 22, 2018, between Mr. Wilson and the Company, and the Company agreed to extend certain indemnification rights to Mr. Wilson during the term of the Consulting Agreement.

The foregoing description of the Consulting Agreement is not complete and is qualified in its entirety by reference to the full text of the Consulting Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Independent Consultant Agreement, effective as of April 1, 2025, between Crinetics Pharmaceuticals, Inc. and Marc J.S. Wilson.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Crinetics Pharmaceuticals, Inc.

Date:	April 4, 2024	By:	/s/ R. Scott Struthers, Ph.D.
R. Scott Struthers, Ph.D. President and Chief Executive Officer (Principal Executive Officer)